Exhibit 99.1

FOR IMMEDIATE RELEASE:

Medallion bank Announces redemption OF its series f preferred stocK

New York, NY – May 29, 2025 – Medallion Bank (Nasdaq: MBKNP; MBNKO), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners, announced today that on July 1, 2025 (the “Redemption Date”) it will redeem all outstanding shares of its Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F (the “Series F Preferred Stock”) (Nasdaq: MBKNP) at the redemption price of $25.00 per share (the “Redemption Price”).

Because the Redemption Date is a dividend payment date for the Series F Preferred Stock, the Redemption Price does not include declared and unpaid dividends. The regular quarterly dividend on the Series F Preferred Stock was separately declared and will be paid separately on July 1, 2025 to holders of record on the record date for such dividend payment in the customary manner.

On and after the Redemption Date, the Series F Preferred Stock will no longer be deemed outstanding and dividends on the shares of Series F Preferred Stock will cease to accrue.

All shares of Series F Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC.

Equiniti Trust Company, LLC is the transfer agent, registrar and redemption agent for the Series F Preferred Stock.

Equiniti Trust Company, LLC’s address and telephone number are as follows:

First Class/Registered/Certified

Equiniti Trust Company, LLC

Operations Center, Attn: Reorganization Department

55 Challenger Road, Suite 200

Ridgefield Park, New Jersey 07660

718-921-8317

Investors in the Series F Preferred Stock should contact the bank or broker through which they hold a beneficial interest in the Series F Preferred Stock for information about obtaining the Redemption Payment for the Series F Preferred Stock in which they have a beneficial interest.

About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech strategic partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Medallion Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City and is a wholly owned subsidiary of Medallion Financial Corp.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com